Patriot Minefinders Arranges $500,000 Private Placement

-Patriot’s focus is on the La Buena Project located only 5.6 miles north of Goldcorp’s Penasquito Mine

2012—08-1 News Release

SAN DIEGO, CALIFORNIA -- (MARKET WIRE) -- 08/10/14

Patriot Minefinders Inc. (OTCBB:PROF) ("Patriot") is pleased to announce it is arranging a financing consisting of the issuance of 2 million common shares at a price of $0.25 per share for total gross proceeds of $500,000. Proceeds of the financing will be used to fund the company’s work commitment at the La Buena Project located in Zacatecas, Mexico and for general working capital.

La Buena is only 5.6 miles from Goldcorp’s world class Penasquito Mine.Penasquito, owned and operated by Goldcorp Inc., will be Mexico's largest open pit mine and is host to the world-class gold-silver-lead-zinc Penasquito deposit. Patriot's upcoming exploration work at La Buena will focus on geologically similar areas, particularly an area of La Buena called the Julia Zone which hosts a large, drill ready coincident geophysical and geochemical anomaly with similarities in underlying geology to Penasquito.

With the focus on the La Buena Project, Patriot has assembled a world class Board of Directors who possess international exploration, development and production experience around the world.

Patriot's joint venture and operating partner at La Buena has developed a number of high priority targets on the property including the drill ready Julia Zone and the highly prospective San Lucas Ridge Zone. Upcoming work being planned La Buena includes the drilling of the Julia Zone to test recently identified coincident geophysical and geochemical targets in a geological setting similar to Penasquito, along with ground geophysics and geochemical work in the San Lucas Ridge Zone and in other areas of the large 8500 hectare (21,000 acre) land package.

On behalf of management,

John Schweitzer, Chief Executive Officer

About Patriot Minefinders Inc.

Patriot is operated by a management team consisting of individuals with a track record of success in mining exploration, development and production. The focus of Patriot is La Buena which is a mining exploration project located only 5.6 miles north of Goldcorp's Penasquito Mine, less than 2.5 miles from Goldcorp's Noche Buena resource area and less than 1 mile from Dia Bras' Las Coloradas project area. The La Buena Project is located in the mining friendly jurisdiction of Northern Zacatecas, Mexico. Patriot has an option to earn 50% of the La Buena project through an option agreement with a Canadian based mining exploration company. Patriot trades under the symbol PROF.

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the La Buena Project, any geological similarities with the Penasquito deposit or other properties in the region, and the timing of any work program or exploration activities, and any results that may be obtained.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. There is no assurances the financing mentioned in this press release will close. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission

Bryan Slusarchuk, CEO

Tirex Resources Ltd.

700 - 510 West Hastings

Vancouver, BC

V6B 1L8

Tel: 604-687-7160

Fax: 604-687-7165

www.tirexresources.com